                                                                   EXHIBIT 10.45

                                                                      H011980069
                                                                      1       20
DATUM INC
EFRATOM TIMING AND FREQUENCY PRODUCTS
3 PARKER
IRVINE, CA 92718




                            LUCENT TECHNOLOGIES INC.
                            DATUM, INC.



MATERIAL

Such quantities of Reference Frequency and Timing Generators of Supplier's manufacture, identified in the PRICE Clause, as may be ordered by Company during the period of May 1, 1998 through April 30, 2001.


PRICE

As set forth in Attachment A to this Agreement


PAYMENT TERMS

Non Dock-to-Shop Orders

NET 30 Days
NET 45 Days - Effective 7/1/1999
NET 60 Days - Effective 7/1/2000

Dock-to-Shop Orders

For Dock-To-Shop items shown in Attachment A and beginning on the date indicated, payment terms from consumption will be net average of 15 days. Supplier shall not invoice Company. Supplier shall be ERS (Evaluated Receipts Settlement) compliant.

BLANKET PURCHASE ORDERS AND SPOT PURCHASE ORDERS

This clause applies to orders other than for consigned material or dock-to-shop material. Company's orders under this Agreement shall be either:

A) Blanket Purchase Orders which will cover a specific period of time as identified on the purchase order. The quantity of material specified in such orders is Company's forecasted usage for the specified period. The forecast is not a commitment. Company's commitment is for the number of units ordered by Company by releases (the "Release") defined as Company's required dock date with specific quantity, subject to the clause "Termination of Blanket Purchase Orders and Spot Purchase Orders". Each release shall specify the number of units to be shipped by Supplier and the shipment schedule (the "Release Schedule"). Supplier agrees to ship in accordance with the Release schedule; or

B) Spot Purchase Orders which will require a one time shipment of a specified number of units of the material. Supplier agrees to ship in accordance with such Spot Purchase Orders.


BANKRUPTCY AND TERMINATION FOR FINANCIAL INSECURITY - Either party may terminate this Agreement by notice in writing:

1) if the other party makes an assignment for the benefit of creditors (other than solely an assignment of moneys due); or

2) if the other party evidences an inability to pay debts as they become due, unless adequate assurance of such ability to pay is provided within thirty (30) days of such notice.

If a proceeding is commenced under any provision of the United States Bankruptcy Code, voluntary or involuntary, by or against either party, and this Agreement has not been terminated, the non-debtor party may file a request with the bankruptcy court to have the court set a date within sixty (60) days after the commencement of the case, by which the debtor party will assume or reject this Agreement, and the debtor party shall cooperate and take whatever steps necessary to assume or reject the Agreement by such date.

BAR CODE SHIPPING AND RECEIVING LABELS - Supplier shall at its sole expense place Company's specified bar code labels on all shipping packages and containers for the material shipped under this Agreement. Such bar code labels and the placement thereof shall meet the "Shipping & Receiving Bar Code Label Standard AT&T 801-001-105," Issue 3 (a copy of which Supplier has in its possession). Company may change such specification upon written notice to Supplier and Supplier shall comply with such changes at a reasonably and mutually agreed upon schedule.

BEST PRICE - If, at any time during the term of this Agreement, Supplier should sell to any customer other than to affiliates or subsidiaries of Supplier, services at least equal or similar in quality at a price lower than that in effect hereunder, Company shall pay the lower price on all services which are performed during the period when such lower price is in effect. Upon ten (10) days written notice, Company, or Company's authorized representatives, may audit Suppliers' applicable books and records for the purpose of verifying Supplier's compliance with this provision.

BUFFER STOCK - DOCK TO SHOP

Supplier agrees to keep, at Supplier's expense, buffer stock for each DTS item listed Attachment A, within fifty (50) miles of Columbus, Ohio; and with 24 hour accessibility for Company, until such time that: (a) Supplier's service performance meet's Company's service performance as defined in the clause "SERVICE" for a period of six (6) months; or (b) until such time as Supplier locates within one hundred-fifty (150) miles of Columbus, Ohio. Buffer Stock equals two (2) times the delivery interval as mutually agreed upon by Supplier and Company. If Supplier fails to meet the required service performance for a period of two (2) consecutive months; or more than four (4) non-consecutive months within a twelve (12) month period, Company reserves the right to re-institute Buffer Stock requirement. Company also reserves the right to audit the buffer stock.

CONTINUING AVAILABILITY - Supplier agrees to offer for sale to Company, during the term of this Agreement and for at least one year after the expiration of this Agreement, MATERIAL conforming to the Technical Specifications set forth in this Agreement. Supplier further agrees to offer for sale to Company, during the term of this Agreement and until five (5) years after the expiration of this Agreement, functionally equivalent maintenance, replacement, and repair parts ("Parts") for the material covered by this Agreement at the price set forth in Supplier's then current agreement with Company for said Parts or, if no such agreement exists, at a price agreed upon by Company and Supplier. If the parties fail to agree on a price, the price shall be a reasonably competitive price for said Parts at the time for delivery. These Parts shall be warranted as set forth in the WARRANTY clause.

In the event Supplier fails to supply such Parts or Supplier is unable to obtain another source of supply for Company, then such failure or inability shall be considered noncompliance with this clause and Supplier shall, without obligation of or charge to Company, provide Company with the technical information or any other rights required so that Company can manufacture, have manufactured, or obtain such Parts from other sources.

The technical information includes, by example, and not by way of limitation:
(a) manufacturing drawings and specifications of raw materials and components comprising such Parts, (b) manufacturing drawings and specifications covering special tooling and the operation thereof, (c) a detailed list of all commercially available Parts and components purchased by Supplier on the open market disclosing the Part number, name and location of the supplier and price lists for the purchase thereof, and (d) one complete copy of the source code used in the preparation of any software licensed or otherwise acquired by Company from Supplier under this Agreement. Company shall use such technical information only to supply its customers with "Parts" and shall have no other right to use the technical information.

CONSIGNMENT - For Consignment items mutually agreed upon between Company and Supplier, and designated as such on Attachment A, and when a Company order states that the order is for consignment and states reasonable quantities and reasonable delivery dates for shipment of material to one or more specified Company destinations ("Consignment Sites"), Supplier shall deliver such material on consignment to Company. Such material shall be known as "Consigned Material."

(1) Consigned Material - Per Company's Specifications as listed in the clause SPECIFICATIONS OR DRAWINGS, copies of which Supplier has in his possession, as it may be amended from time to time with Supplier's written approval.

(2) Consignment Site - 6200 E. Broad St, Columbus, Ohio, 43213; and 450 Clark Dr. Mt Olive, N.J. 07828. If this site is not controlled by Company, arrangements for such storage shall be made between Company and the entity which controls this site.

(3) Identification - Consigned Material shall be shipped in segregated lots of segregated lots as agreed to and listed on Attachment A, each such lot to bear a Lot Identification Number serially numbered by Supplier continuously beginning with the first shipment and ending with the last shipment made under this Agreement. The Lot Identification Number for each lot shall be associated with all documentation regarding shipping, withdrawal from consignment, and invoicing.

(4) Consigned Material Storage - Upon receipt of each shipment of Consigned Material, Company shall cause it to be placed in segregated storage ("Consigned Material Storage") at the Consignment Site in unbroken lots partitioned or marked in such a way that the Consigned Material may be readily distinguished from other inventory by physical inspection. Supplier may physically inspect Consigned Material in Consigned Material Storage at mutually agreeable times not more often than six (6) times per year during normal business hours.

(5) Blanket Consignment Order and Weekly Demand Report - A consignment order will cover a twelve month period (the "Blanket Consignment Order"). The quantity of material specified in this Blanket Consignment Order is Company's annual forecasted usage. Each week Company shall also furnish to Supplier a Weekly Demand Report which sets forth a fifty-two (52) week rolling forecast, the number of units received the previous week, the number of units withdrawn by Company the previous week, and the balance of Consigned Material in Consigned Material Storage. The forecasts are not commitments. Company's commitment is for the number of units withdrawn by Company from Consigned Material Storage plus the authorized stock set forth in the subsection entitled "Authorized Stock", subject to the subsection below entitled "Termination".

(6) Authorized Stock - Supplier shall review the Weekly Demand Report and adjust Consigned Material Storage stocks and Supplier's work in process as set forth herein. Supplier shall manufacture and ship enough material into Consigned Material Storage so that Consigned Material Storage contains between a minimum of the first two (2) weeks forecast and a maximum of the first four (4) weeks forecast for such part numbers based on the most current Weekly Demand Report.

(7) Title and Risk of Loss - Upon receipt at the Consignment Site of a particular lot of Consigned Material for Consigned Material Storage risk of loss of such lot shall pass to Company. Upon withdrawal of such lot by Company from Consigned Material Storage, title to such lot shall pass to Company and sale of that lot shall be deemed to occur.

(8) Withdrawal from Consigned Material Storage - Company may withdraw or cause to be withdrawn Consigned Material from Consigned Material Storage in whole lots only, at any time and from time to time, breaking a lot only after its withdrawal. Company shall keep or cause to be kept records and report to Supplier the quantities withdrawn by Lot Identification Number, and the balance of Consigned Material in Consigned Material Storage. Supplier's invoices for the Consigned Material shall be based upon such withdrawal reports. All invoices for material withdrawn from consignment shall be dated as of the first day of the week following withdrawal. Supplier shall regularly replace quantities withdrawn to maintain mutually agreed stock support levels as indicated on the applicable orders.

(9) Shipping Information - Promptly after each shipment of Consigned Material under this Agreement, Supplier shall furnish to Company and, if Company so requests, to a designated party at the Consignment Site, a written report setting forth at least the following: (a) Company's Order Number; (b) Consignment Destination; (c) Origin Location; (d) Name of Carrier and Truck Number or Railcar Number; (e) Lot Identification Number of each lot; (f) Net weight of each lot; and (g) Description and Quantity of Material in each lot.

(10) Personal Property Taxes - Supplier shall be responsible for the reporting and payment of personal property taxes, if any, on such Consigned Material Storage by Company.

(11) Transportation Loss and Damage or Hidden Manufacturing Defects. As to loss of or damage to Consigned Material which is reasonably apparent upon delivery from a carrier, Company shall cause the following to be done:

(a) at time of the delivery, mark delivery receipt with appropriate exceptions describing the damage before signing; and

(b) at the time of delivery, request the carrier to either inspect the loss or damage and forward to Supplier a signed exception report outlining the extent of loss or damage, or issue a written waiver of inspection and forward it to Supplier; and

(c) within ten days after delivery, inspect the damaged material and notify Supplier whether Company will (i) accept it at a mutually agreed lower price reflecting the transportation damage (if Supplier had the risk of loss) or the manufacturing defect, or (ii) reject it. Rejected lots shall be set aside by Company pending disposition by Supplier as soon as reasonably possible but no later than sixty days following delivery, after which time any such damaged Consigned Material remaining undisposed of shall be deemed to be abandoned and Company may dispose of it as it sees fit without any obligation to Supplier.

As to concealed transportation damage or hidden manufacturing defects in material, if after withdrawal of Consigned Material from Consigned Material Storage, Company discovers concealed transportation damage or defective material, Company shall notify Supplier within five days of such discovery, take reasonable steps to preserve evidence of how such damage occurred and take all actions provided for in subparagraph (c) above. Where Consigned Material Storage is located on premises other than Company premises, Company shall direct the owner of such other premises to comply with the procedure set forth in this clause.

(12) Termination - Company may at any time, and without cause terminate any or all Blanket Consignment Orders, in whole or in part, upon written notice to Supplier. Upon receipt of such notice, Supplier shall immediately stop work as specified in the notice to Supplier. Company's liability to Supplier with respect to such termination shall be limited to: (1) the purchase price for all material withdrawn by Company from Consigned Material Storage through the termination date; (2) the purchase price for finished material not to exceed the maximum stock level for the eight (8) most recent Weekly Demand Reports issued just prior to the effective date of termination (such finished material shall include material in transit to Company and units already in Consigned Material Storage as Authorized Stock); (3) Supplier's manufacturing costs for work in process not to exceed the next eight (8) weeks beyond the maximum Authorized Stock based on the highest demand shown in the last eight (8) Weekly Demand Report; and(4) Supplier's purchase price of raw material as specified in Attachment A (and not usable in Supplier's other operations or salable to Supplier's other customers). If requested, Supplier agrees to substantiate the manufacturing costs for work in process and the purchase price of the raw material with proof satisfactory to Company. Upon such termination, the parties shall meet promptly to determine the finished material, work in process and raw material for which Company is responsible as set forth above. Supplier shall ship the finished material (to the extent not already in transit or in Consigned Material Storage) and raw materials to Company pursuant to shipping schedules agreed upon by the parties. Raw materials as defined here may reside at Supplier's facility or with Supplier's subcontractors. As to work in process, Supplier shall, at Company's option, ship it to Company pursuant to shipping schedules agreed upon by the parties or scrap it.

DEFAULT - In the event Supplier shall be in breach or default of any of the terms, conditions, or covenants of this Agreement or any purchase order and such breach or default shall continue for a period of thirty (30) days after the giving of written notice to Supplier thereof by Company, then in addition to all other rights and remedies which Company may have at law or equity or otherwise, Company shall have the right to cancel this Agreement and/or purchase orders placed by Company without any charge to or obligation or liability of Company.

DEMAND PULL PROCEDURES -
(A) For Demand Pull items mutually agreed upon between Company and Supplier, Company shall issue an annual order during the term of this Agreement which will state Company's estimated annual usage for such material (the "EAU order"). Each week Company shall provide Supplier with a fifty-two (52) week forecast for each such item of Demand Pull material (the "Forecast"). Such Forecast may also contain Company's authorization to Supplier to ship, within twenty-four hours of Supplier's receipt of the Forecast, the quantity designated in the column entitled "Supplier Action." Supplier shall reference the EAU order number on its shipping and invoicing documents. Said EAU order and Forecast shall be for planning purposes only and, except to the extent set forth in paragraph D below, shall not be deemed a commitment to purchase the amount set forth in the EAU order or Forecast.

(B) Supplier shall maintain (1) an inventory of Supplier inspected finished Demand Pull material equivalent to the amount specified on Attachment A of the then current Forecast and (2) Demand Pull work in process and raw materials in the aggregate sufficient to manufacture such Demand Pull material equivalent to the amount specified on Attachment A of the then current Forecast.

(C) Supplier shall review the weekly Forecast and make adjustments to Supplier's inspected inventory, work in process and raw materials and components based upon increases/decreases in the Forecast.

(D) Company's commitment for the Demand Pull material shall be limited to: (1) the quantities set forth in the "Supplier Action" column of the Forecast and (2) the inspected inventory, work in process and raw materials as set forth in paragraph B above. Company's liability for the items in this Paragraph D(2) shall be limited to:

(a) For inspected inventory (not usable in Supplier's other operations or salable to Supplier's other customers): the unit prices set forth in this Agreement;

(b) For raw materials: Supplier's purchase price of such raw materials (that cannot be returned or are not usable in Supplier's other operations or salable to Supplier's other customers);

(c) For work in process: the actual costs incurred by Supplier in procuring and manufacturing Demand Pull material (not usable in Supplier's other operations or salable to Supplier's other customers); less

(d) Any salvage value thereof.

If requested, Supplier agrees to substantiate such costs with proof satisfactory to Company.

(E) Termination - Company may at any time, and without cause, terminate any or all EAU orders, in whole or in part, upon written notification to Supplier. Upon receipt of such notice, Supplier shall immediately stop work as specified in the notice to Supplier.

Company's liability to Supplier with respect to such termination shall be limited to the commitments set forth in paragraph D above. Upon such termination, the parties shall meet promptly to determine the inspected, finished Demand Pull material, work in process and raw material for which Company is responsible as set forth above. Supplier shall ship the inspected finished Demand Pull material (to the extent not already in transit) and raw materials to Company pursuant to shipping schedules agreed upon by the parties. As to the work in process, Supplier shall, at Company's option, ship it to Company pursuant to shipping schedules agreed upon by the parties or scrap it.

DISTRIBUTION RIGHTS - Supplier agrees that it will not sell or offer for sale anywhere in the world products which are the same or essentially the same in external appearance and/or placement of external controls as products described in the clause MATERIAL of this Agreement. Nothing in this clause shall restrict Supplier from selling or offering for sale any assembly, subassembly, or component of the product which Supplier has manufactured pursuant to its own design specifications or at its own expense. Nothing in this clause shall be deemed to be in contradiction with the rights of Company as stated in the clause NONEXCLUSIVE MARKET RIGHTS.

DOCK-TO-SHOP WITH PAY-ON-CONSUMPTION (DTS-POC)

For Dock-to-Shop with Pay-On-Consumption (DTS) items mutually agreed upon between Company and Supplier, and as designated in Attachment A; Company shall issue an annual order during the term of this Agreement which will state Company's estimated annual usage for such Material (the "EAU order"). Such EAU order will include the statement "DTS" which indicates these items are covered by the clause dock-to-shop with pay-on-consumption in the referenced governing contract.

A) Forecast

Each week, Company shall provide Supplier with a fifty-two (52) week forecast for each such item of DTS-POC material (the "Forecast"). Said EAU order and forecast shall be for planning purposes only and except to the extent set forth in paragraph E below, shall not be deemed a commitment to purchase the amount set forth in the EAU order or forecast. Supplier shall review the weekly forecast and make adjustments to Supplier's inspected inventory, work in process and raw material and components based upon increases/decreases in the forecast.

B) Replenishment Request/Delivery Request

Company will send replenishment requests for dock-to-shop material to Supplier on pre-determined days and times at the frequency shown in Attachment A. Company will work with Supplier to determine specific schedule for transmitting replenishment requests to Supplier, which will be documented in writing by Company and provided to Supplier.

This replenishment request will be transmitted electronically or in writing and will include the following: Comcode Number, Part Description, Purchase Order Number, Quantity Requested, Due Date and Time, Deliver-to address, Shop Floor Delivery Location, and Request ID (unique # specific to a comcode, shop location and due date). There may be more than one Request ID for a specific comcode number on the replenishment request to Supplier.

Supplier must provide a single point-of-contact and a back-up person to coordinate the dock-to-shop replenishment requests. This person is required to verify that replenishment requests are received at processed on the pre-determined days and times. If replenishment request is not received in a timely manner, Supplier must notify Company contact to determine requirements.

C) Supplier Pack and Ship

Company's replenishment request shall be authorization for Supplier to ship the quantities of Material designated.

Supplier must label each requested lot with a 3S Barcode label meeting the specification "Shipping and Receiving Barcode Label Standard", Lucent Technologies 801-001-105 and containing the Dock-to-Shop Request ID and the Shop Floor Delivery Location. In addition, a hot pink "DTS" (Supplier's design) label must be applied to each lot next to the 3S Barcode label.

Supplier shall ship the quantity of Material designated in replenishment request via the transportation arrangement specified by Company in writing prior to DTS-POC start date. This transportation arrangement will include the carrier(s) to be used as well as the material pick-up schedule at the Supplier's dock and the delivery schedule to Company's dock.

Supplier must include a packing slip with each lot. The words "Packing Slip" followed by the packing slip number should be clearly printed on each slip. Company shall notify Supplier in writing if it is determined at a later date that including a packing slip with each lot is no longer a requirement. Supplier must transmit an EDI Advance Ship Notice, which must include the PRO (freight bill) number to Company at the time of shipping.

D) Payment Process

At the end of the consumption consolidation interval (the last Friday of Company's fiscal month) Company will transmit a summary of the usage information in writing or electronically to Supplier detailing the lots for each DTS-POC item that have been consumed over that interval. Company will then transmit payment to Supplier net 15 days.

Supplier shall not invoice Company.

E) Purchase Commitment

Company's commitment for dock-to-shop with pay-on-consumption material shall be limited to: 1)those quantities consumed by the Company and 2)Supplier inspected finished DTS-POC material, DTS-POC work in process and raw material as identified in Attachment A.

Company's liability for the items this paragraph E shall be limited to:

     (a) For inspected inventory (not usable in Supplier's other operations or salable to Supplier's other customers): the unit prices set forth in this Agreement;

     (b) For raw materials: Supplier's purchase price of such raw materials (that cannot be returned or are not usable in Supplier's other operations or salable to Supplier's other customers);

     (c) For work in process: the actual costs incurred by Supplier in procuring and manufacturing DTS material (not usable in Supplier's other operations or salable to Supplier's other customers); less

     (d) Any salvage value thereof

If requested, Supplier agrees to substantiate such costs with proof satisfactory to Company.

F) Title and Risk of Loss

If an order is issued pursuant to this Agreement and specified as Dock-to-Shop with Pay-On-Consumption; Supplier shall retain title until such time as Company commences to consume material on Company's premises. Risk of loss passes at Supplier's dock, provided Supplier uses Company designated carrier.

G) Termination of Replenishment Requests

Company may at any time terminate without cause any or all commodity part Replenishment Requests placed by it hereunder at no charge prior to title passing.

H) Termination

Company may at any time, and without cause, terminate any or all EAU orders, in whole or in part, upon written notification to Supplier. Upon receipt of such notice, Supplier shall immediately stop work as specified in the notice to Supplier.

Company's liability to Supplier with respect to such termination shall be limited to: The commitments set forth in paragraph E above. Upon such termination, the parties shall meet promptly to determine the inspected, finished DTS-POC Pull material, work in process and raw material for which Company is responsible as set forth above. Supplier shall ship the inspected finished DTS-POC material (to the extent not already in transit) and raw materials to Company pursuant to shipping schedules agreed upon by the parties. As to the work in process, Supplier shall, at Company's option, ship it to Company pursuant to shipping schedules agreed upon by the parties or scrap it.

I) Personal Property Taxes

Supplier shall be responsible for the reporting and payment of personal property taxes, if any, on such Dock-to-Shop material storage by Company.

Supplier agrees to provide material specified as DTS-POC according to the terms specified in this clause beginning on the date specified in Attachment or upon a mutually agreed upon date by both Supplier and Company.

DUTY DRAWBACK - Company reserves the right to claim duty drawback on all purchases from Supplier and Supplier shall cooperate by providing the necessary Certificates of Delivery or, in instances where the imported merchandise received further processing, shall furnish Certificates of Manufacture and Delivery on all articles and merchandise which may be subject to drawback.

EDI (ELECTRONIC DATA INTERCHANGE)
Upon execution of this Agreement, Supplier shall submit an action plan detailing their plans to become fully functional on EDI, ERS, ASN (Advance Ship Notice), and ASN with Barcoding within three (3) months. The Supplier is also required to become fully functional to the EDI and Barcoding specifications for DTS within this three (3) month period. The Supplier's action plan should follow Company's "How to Get Started on Electronic Procurement Communications with Lucent" for basic EDI; "Barcoding with Lucent Technologies - How to Get Started" for basic barcoding; and the specifications for DTS EDI transactions and outlined in "Lucent Technologies, Inc. - Electronic Data Interchange Planning Guide". The above referenced manuals have been provided previously to Supplier. The Supplier's action plan should contain a point of contact for EDI related matters.

EPIDEMIC CONDITION - If during the term of this Agreement and for one year after the last shipment date of material under this Agreement Company notifies Supplier that material shows evidence of an Epidemic Condition as defined below, Supplier shall prepare and propose a Corrective Action Plan ("CAP") with respect to such material within five (5) working days of such notification, addressing implementation and procedure milestones for remedying such Epidemic Condition(s). An extension of this time-frame is permissible upon mutual written agreement of the parties.

Upon notification of the Epidemic Condition to Supplier, Company shall have the right to postpone all or part of the shipments of unshipped material, by giving written notice of such postponement to Supplier, pending correction of the Epidemic Condition. Such postponement shall temporarily relieve Supplier of its shipment liability and Company of its shipment acceptance liability. Should Supplier not agree to the existence of an Epidemic Condition or should Company not agree to the CAP, then Company shall have the right to suspend all or part of its unshipped orders without liability to Company until such time as a mutually acceptable solution is reached.

An Epidemic Condition will be considered to exist when one or more of the following conditions occur:

(1) Failure reports or statistical samplings show that four (4) percent or more of material installed or four (4) percent or more of material shipped during any two consecutive months, or four (4) percent or more of the material tracked by Company's quality engineering organization contain a potential safety hazard (such as personal injury or death, fire, explosion, toxic emissions, etc.), or exhibit a highly objectionable symptom (such as emissions of smoke, loud noises, deformation of housing) or other disconcerting symptoms of this type.

(2) Reliability plots of relevant data indicate that the material has actual Mean Time Between Failures (MTBF) of less than 80% of the MTBF stipulated in the Technical Specification. The MTBF parameter of material is defined as the total operating or power-on time of any population under observation ("T"), in hours, divided by the total number of critical failures ("n") that have occurred during the observed period. A critical failure is defined as a failure to operate per the requirements of the Technical Specification. The total operating time of a population is the summation of operating time of individual units in that population. MTBF is expressed as MTBF = T/n. An Epidemic Condition shall exist when data derived from populations being tracked confirms the condition with 80% confidence.

(3) Material Dead on Arrival (DOA) failures exceed the Epidemic DOA failure rate which is defined as 1.2 x DOA specified in the article of this Agreement entitled PRODUCT CONFORMANCE REVIEW.

Only major functional and visual/mechanical/appearance defects are considered for determining an Epidemic Condition. Material may be either sampled or, at Company's option, 100% audited at Company warehouses, factories or Company's customers' locations. If material is sampled, the data must have 80% or better statistical confidence.

For the purpose of this Agreement, functional DOA shall be defined as any material that during the test, installation or upon its first use fails to operate as expected or specified. Visual/mechanical/appearance DOA is defined as any material containing one or more major defects that would make the material unfit for use or installation. An Epidemic Condition shall not include failures due to customer misapplication, utilization of parts not approved by Supplier, or chain failures induced by internally or externally integrated subassemblies.

In the event that Supplier develops a remedy for the defect(s) that caused the Epidemic Condition and Company agrees in writing that the remedy is acceptable, Supplier shall:

(a) incorporate the remedy in the affected material in accordance with Company's instructions;

(b) ship all subsequent material incorporating the required modification correcting the defect(s) at no additional charge to Company; and

(c) repair and/or replace material that caused the Epidemic Condition. In the event that Company incurs costs due to such repair and/or replacement, including but not limited to labor and shipping costs, Supplier shall reimburse Company for such costs. Supplier shall bear risk of in-transit loss and damage for such repaired and/or replaced material.

Supplier and Company shall mutually agree in writing as to the remedy's implementation schedule. Supplier shall use its best efforts to implement the remedy in accordance with the agreed-upon schedule.

If Supplier is unable to develop a mutually agreeable remedy, or does not adequately take into account the business interests of Company, as reasonably agreed by the parties, Company may (1) develop and implement such remedy and, in such case, implementation costs and risk of in- transit loss and damage shall be allocated between the parties as set forth in this clause, and/or (2) cancel postponed orders without liability and return all material affected by such Epidemic Condition for full refund, payable by Supplier within thirty (30) days after receipt of returned material (with risk of loss or in-transit damage borne by Supplier) and/or (3) terminate this Agreement without further liability.

FREIGHT ON BOARD

Freight Collect-Irvine, CA.

FREIGHT CLASSIFICATION - Material purchased under this Agreement shall be shipped to Company or Company's customers subject to freight charges appropriate for goods classified as 77.5.

ISO 9000 - Supplier recognizes that Company's Wireless Business Unit is an ISO 9000 registered Supplier of goods and services, and that in order for Company to be so registered, Supplier must comply with and hereby agrees to comply with the provisions of this clause. Therefore, under this Agreement, Supplier shall have the portion of Supplier's quality system that applies to the material and services covered under this Agreement registered to the then current and applicable ISO 9000 series.

Supplier shall, prior to or upon execution of this Agreement, provide Company a copy of the appropriate certificate(s) of registration issued by such third party accredited registrar(s). Since Supplier is currently an ISO 9000 registered manufacturer, Supplier agrees to maintain the standards necessary for re-qualification; and to notify Company immediately if registration is not maintained.

LATE DELIVERY *DTS*

In addition to any other remedies Company may have for Supplier's late delivery, if Supplier fails to deliver fully conforming material within the Supplier Interval specified in this Agreement, or by the acknowledged earlier delivery date in an order placed pursuant to this Agreement, Company may, at its option, establish a new delivery date for Supplier or cancel this Agreement or order. If Company establishes a revised delivery date and Supplier fails to deliver fully conforming material by that date, Company may cancel this Agreement or order. Cancellations made pursuant to this clause shall be negotiated.

LATE DELIVERY - In addition to any other remedies Company may have for Supplier's late delivery, if Supplier fails to deliver fully conforming material within the supplier interval specified in this Agreement, or by the acknowledged earlier delivery date in an order placed pursuant to this Agreement, Company may, at its option, establish a new delivery date for Supplier or cancel this Agreement or order. If Company establishes a revised delivery date and Supplier fails to deliver fully conforming material by that date, Company may cancel this Agreement or order. Cancellations pursuant to this clause shall be negotiated.

LIMITED AVAILABILITY MATERIAL - Supplier shall provide Company at least one year's prior written notice that any material covered by this Agreement is recommended as a candidate to be limited availability material. Company shall, within thirty (30) days after receipt of Supplier's written notice, provide Supplier a written response indicating Company's approval or disapproval of the limited availability status of such material based on such material's impact on Company's business, including but not limited to Company's obligations to its customers.

If Company does not approve of the material being placed on limited availability status, the parties shall negotiate in good faith to determine the final disposition for such material.

If the parties agree that a type of material will become a limited availability material (a "Limited Availability Material"), Supplier shall accept Company's orders for such Limited Availability Material ( the "Limited Availability Date") under the terms and conditions of this Agreement, including but not limited to the price and Lead Time set forth in this Agreement. For orders placed after the Limited Availability Date, the parties shall negotiate price and Lead Time for such Limited Availability Material at the time Company places an order for such material. Other than price and Lead Time, the other terms and conditions of this Agreement shall apply to such material. The limited availability of a material does not mean that the material will not be available for purchase by company, rather it means only that prices and lead times are subject to negotiation by the parties, as set forth above.

If the parties are unable to agree on a price or lead time for the Limited Availability Material, Company shall have the right to do any or all of the following: (a) for any Limited Availability Material which Company has committed to purchase under this Agreement, purchase comparable products to such Limited Availability Material from a third party supplier or manufacture it internally;
(b) license the Technology (at a reasonable royalty and such other reasonable terms to be agreed to by the parties) and use any other information it possesses or controls which is required to manufacture or to have manufactured the Limited Availability material (such license or use shall be limited to the manufacture of such Limited Availability Material); or (c) reacquire any or all tooling or equipment which is dedicated exclusively to the production of the Limited Availability Material free of any encumbrances or subordination. Such reacquisition of tooling or equipment shall be for its then fair market value. Supplier will cooperate fully in such reacquisition.

MANUFACTURED DISCONTINUED MATERIAL - Supplier shall provide Company at least one year's written notice that any material covered by this Agreement is to be manufactured discontinued and Supplier shall accept Company's orders for such material during the term of this Agreement or for twelve (12) months following Supplier's notice, whichever is longer. Prices and delivery intervals for such material shall be those set forth in this Agreement.

MARKING - All material furnished under this Agreement shall be marked for identification purposes in accordance with the specifications set forth in this Agreement and as follows:

(a) with Supplier model/serial number; and

(b) with month and year of manufacture.

In addition, Supplier agrees to add any other identification which might be requested by Company such as but not limited to distinctive marks conforming to Company's Serialization Plan. Charges, if any, for such additional identification marking shall be as agreed upon by Supplier and Company. This clause does not reduce or modify Supplier's obligations under the clause IDENTIFICATION.

NEW AND CHANGED METHODS, PROCESSES, AND EQUIPMENT - Supplier agrees to keep abreast of major developments in Supplier's industry and to promptly advise Company of any developments which might affect the production of any material under this Agreement.

If during the term of this Agreement Supplier's costs are reduced by using improvements from the: (1) adoption of new production methods, processes, techniques, or materials, or

(2) use of additional, new, or different equipment or facilities,

Prices shall be reduced by agreement of the parties to fairly reflect such reduction.

NONEXCLUSIVE MARKET RIGHTS - It is expressly understood and agreed that this Agreement neither grants to Supplier an exclusive right or privilege to sell to Company any or all material or services of the type described in this Agreement which Company may require, nor requires the purchase of any material or services from Supplier by Company. It is, therefore, understood that Company may contract with other manufacturers and suppliers for the procurement of comparable material or services. In addition, Company shall at its sole discretion, decide the extent to which Company will market, advertise, promote, support, or otherwise assist in further offerings of the material or services.

OPTION TO EXTEND - Company shall have the right to extend the period specified in the clause MATERIAL for up to twenty four (24) months by giving Supplier at least thirty (30) days prior written notice. Within ten (10) days of the date of Company's notice to extend the period, Supplier shall notify Company in writing whether Supplier proposes to revise the price(s) under this Agreement. If the parties fail to agree on the revised price(s) within twenty (20) days after the date of Supplier's notice, Company's notice of extension shall be considered withdrawn and prices for outstanding orders or orders placed during the term of this Agreement shall not be revised.

OZONE DEPLETING CHEMICALS - Supplier hereby warrants that it is aware of international agreements and pending legislation in several nations, including the United States, which would limit, ban and/or tax importation of any product containing, or produced using ozone depleting chemicals ("ODCs"), including chloroflurocarbons, halons and certain chlorinated solvents. Supplier hereby warrants that the material furnished to Company will conform to all applicable requirements established pursuant to such agreements, legislation and regulations, and the material furnished to Company will be able to be imported and used lawfully (and without additional taxes associated with ODCs not reported to Company by Supplier as set forth in this clause) under all such agreements, legislation and requirements. Supplier also warrants that it is currently reducing, or if Supplier is not the manufacturer of the material, is currently causing the manufacturing vendor to reduce and will, in an expeditious manner, eliminate, or, as applicable, have its manufacturing vendor eliminate the use of ODCs in the manufacture of the material.

If the material furnished by Supplier under this Agreement is manufactured outside the United States, Supplier shall, upon execution of this Agreement, and at any time that new products are added to this Agreement or changes are made to the material furnished under this Agreement, complete, sign and return to Company the attached ODC Content Certification. The ODC Content Certification must be signed by Supplier's facility manager, corporate officer or his delegate.

The term "ODC content" on the ODC Content Certification means the total pounds of ODC used directly in the manufacture of each unit of material. This includes all ODCs used in the manufacturing and assembly operations for the material plus all ODCs used by Supplier's vendors and any other vendors in producing components or other products incorporated into the material sold to Company.

Supplier is responsible to obtain information on the ODC content of all components and other products acquired to manufacture the material and to incorporate such information into the total ODC content reported to Company; provided however, that Supplier should not include in the ODC content those components or other products which are manufactured in the United States. Supplier hereby warrants to Company that all information furnished by Supplier on the ODC Content Certification is complete and accurate and that Company may rely on such information for any purpose, including but not limited to providing reports to government agencies or otherwise complying with applicable laws. Supplier shall cooperate with Company in responding to any inquiry concerning the use of ODCs to manufacture the material or components thereof and to execute without additional charge any documents reasonably required to certify the absence or quantity of ODCs used to manufacture the material or components thereof.

PACKING

Material purchased, repaired, replaced or refurbished under this Agreement shall be packed by Supplier at no additional charge in containers which meet the specifications set forth in PKG-91NJ1045 Issue 5 and any other individual product packaging specifications and as may be changed from time to time by company, attached hereto and incorporated herein as Attachment A.

PACKAGING SPECIFICATION-INCOMING DTS ITEMS

A) Company will specify the package quantities (lot sizes) to be delivered by the Supplier.

B) All disposable packaging provided by the Supplier is to be readily recyclable.

C) Company reserves the right to specify a request in the mode of transportation or packaging if Company experiences continued receipt of damaged material.

D) Company reserves the right to request a change in the packaging format during the term of the Agreement.

PROCESS CERTIFICATION

Company has the right to review, inspect, and evaluate Supplier's parts and supplies and Supplier's sources for parts and supplies. Company has the right to specify types of parts used in manufacture and/or repair of Material and/or Suppliers of these parts. If this impacts previously agreed to unit prices, such prices shall be negotiated and mutually agreed to. All changes to parts, supplies, and sources must be approved in writing by Company, which approval shall not be unreasonably delayed or withheld.

In regard to Supplier's manufacturing processes, Company also reserves the right to perform periodic quality surveys, evaluations, and approvals, including, but not limited to, analysis of each manufacturing or assembly position for acceptability of procedures, equipment calibration, and operator performance, as well as evaluation of quality control/quality assurance and data collection and analysis procedures. Supplier shall conduct appropriate incoming inspection of components in accordance with its standard practices approved by Company and any specific requirements of Company. Such practices may be modified from time to time to address specific conditions as requested by Company. Any increases or decreases to price resulting from such modifications shall be mutually agreed upon.

PRODUCT CONFORMANCE REVIEW/SUPPLIER QUALITY ISSUES (SQI)

All material is subject to Product Conformance Review ("Review") prior to shipment. Supplier may ship material without a Review but Company may perform such Review prior to shipment by giving Supplier notice to that effect, in which event Supplier shall notify Company's Quality Organization when material is ready for such Review. Supplier will provide, without charge, any production testing facilities and personnel required to perform or assist in the Review.

Delivery of nonconforming material to Company shall result in the issuance of an SQI (Supplier Quality Issue) to the Supplier. Upon receipt of an SQI, Supplier may be required to 100% inspect the next one, two or three shipments (number of shipments to be inspected is based upon the Supplier rating and is stipulated in the SQI notification letter) for the defect specified in the SQI. The Supplier shall notify Company of each inspection, by including a Certificate of Inspection (COI)stating the product has been 100% inspected against the specifications. The Certificate of Inspection shall be attached or typed on the packing slip. A written response outlining the corrective action to an SQI is required within twenty (20) days of receipt.

If the defect as stated on the SQI is found in a certified inspected shipment, Supplier will be required, at Company's option, to pay Company or agent to 100% inspect the next three (3) lots.

Within thirty (30) of signing of this Agreement, Supplier shall identify to Company, a single point of contact for resolution of SQIs, including telephone number, fax number and address.

PRICE REVISION - Either party may initiate a revision of prices under this Agreement by giving written notice to the other at least ninety (90) days prior to the proposed effective date thereof. Such revision shall be based on changes in Supplier's costs and shall be determined by mutual agreement of the parties. Supplier shall substantiate such changes in cost with documentation satisfactory to Company, including, but not limited to, a list of purchased material and purchased services showing quantities and cost each, and direct labor hours for each operation. If the parties fail to agree upon revised prices by the proposed effective date, Company shall have the right to terminate outstanding orders with respect to all unshipped material other than quantities theretofore manufactured, which quantities shall not be affected by the proposed price revision, and no further orders will be placed against this Agreement.

REGISTRATION AND RADIATION STANDARDS - When material furnished under this Agreement is subject to Part 68, Part 15 or any part of the Federal Communications Commission's Rules and Regulations, as may be amended from time to time, (hereinafter "FCC Rules"), Supplier warrants that such material complies with the registration, certification, type acceptance and/or verification standards of the FCC Rules including, but not limited to, all labeling, customer instruction requirements, and the suppression of radiation to specified levels. Supplier shall also establish periodic ongoing compliance retesting and follow a Quality Control program, submitted to Company, to assure that material shipped complies with the applicable FCC Rules.

In addition, should material which is subject to Part 15 of the FCC Rules, during use generate harmful interference to radio communications, Supplier shall provide to Company information relating to methods of suppressing such interference and pay the cost of suppressing such interference or, at the option of Company, accept return of the material and refund to Company the price paid for the material less a reasonable amount for depreciation, if applicable.

Nothing in this clause shall be deemed to diminish or otherwise limit Supplier's obligations under the WARRANTY clause or any other clause of this Agreement.

REPAIR PROCEDURES - Company or Distributor shall furnish the following information on the Repair Order which will accompany material returned to Supplier for repair: (a) Company's name and complete address; (b) name(s) and telephone number(s) of the Company's employee(s) or its customer ("Customer") to contact in case of questions about the material to be repaired; (c) Company or Customer ship-to address for return of repaired material if different from (a);
(d) a complete list of material returned; (e) the nature of the defect or failure if known; and (f) whether or not returned material is in warranty. Supplier shall promptly provide a written notice to Company with the name(s) and telephone number(s) of the individual(s) to be contacted concerning any questions that may arise concerning repair, and if required, specify any special packing of material which might be necessary to provide adequate in-transit protection from transportation damage. A Customer shall be instructed to furnish the following information to Supplier which should accompany material returned to Supplier for repair: (a) Customer name and complete address; (b) Customer telephone number; (c) sales receipt; and (d) the nature of the defect or failure, if known. In the event a sales receipt does not accompany the material returned by a Customer, then the date of manufacture will be used to determine the warranty effective period.

Material repaired by Supplier shall have the repair completion date stenciled on the bottom of the base of the material or otherwise identified in a permanent manner at a readily visible location on the material as mutually agreed upon.

Repaired material returned to Supplier by Company shall be returned to Company, unless otherwise specified, with the Repair Order describing the repairs which have been made. When repaired or replaced material is returned by Supplier directly to a Customer and such material was originally returned to Supplier by Company, then Supplier shall at the time of shipment provide to Company, a copy of the Repair Order form describing the repairs which have been made.

All invoices to Company originated by Supplier for repair services must be clearly identified as such, and must contain: (1) a reference to Customer's request for repair service; (2) a detailed description of repairs made by Supplier and the need therefore; and (3) an itemized listing of parts and labor charges, if any. The provisions of the SHIPPING clause, other than provisions relating to transportation charges with respect to material repaired under warranty, shall apply to Supplier's return to Company of repaired material.

All invoices to Customer originated by Supplier for repair services must be clearly identified as such, and must contain: (1) a reference to Customer's request for repair service; (2) a detailed description of repairs made by Supplier and the need therefore; and (3) an itemized listing of parts and labor charges, if any.

REPAIRS NOT COVERED UNDER WARRANTY - In addition to repairs provided for in the WARRANTY clause, Supplier agrees to provide repair service to Company or its customers ("Customer") on all material ordered under this Agreement during the term of this Agreement and until five (5) years after the expiration of this Agreement. In the absence of an agreement, Supplier shall maintain the repair interval as close to the Thirty (30) days repair interval currently provided under this Agreement. Further, Supplier will maintain repair charges close to the current repair prices provided in this Agreement.

In the absence of an agreement, Company retains the right to negotiate repair intervals and repair charges should the need arise.

Material to be repaired under this clause must be returned to a location designated by Supplier. Unless otherwise mutually agreed upon, Supplier shall ship the repaired material which meets the specifications set forth in this Agreement to the appropriate Company or Customer location as shown on the Repair Order form within thirty (30) days of receipt of the material. If at any time Supplier is unable to meet the meet the thirty (30) day repair interval, Supplier shall immediately notify Company or Customer and establish a mutually agreed upon shipment date for the repaired material.

If material is returned to Supplier for repair as provided for in this clause, and is determined to be beyond repair, Supplier shall so notify Company or the Customer. When Company is involved and if requested by Company, Supplier will sell to Company a replacement at the current contract price, or, if no such contract exists, at Supplier's then current price for the material.

Replacement and repaired material shall be warranted as set forth in the WARRANTY clause.

It is expressly understood and agreed that this Agreement does not grant Supplier an exclusive privilege to repair any or all of the material purchased under this Agreement for which Company may require repair, and Company may perform the repairs or contract with others for these services. In addition, Supplier authorizes Company and any qualified repairer with whom Company may contract to perform repairs on all material purchased under this Agreement.

All transportation costs of an in-transit risk of loss and damage to material returned to Supplier for repair under this clause will be borne by Company or Customer and all transportation costs and risk of in-transit loss and damage associated with the return of such repaired material will be borne by Supplier.

Supplier agrees to notify Company or Customer and obtain their approval, if repair services will exceed fifty (50) % of replacement cost of new material, prior to performing any repair services. Supplier will invoice all Customers for repair services hereunder Cash on Delivery (COD) unless other arrangements are mutually agreed upon. Invoices to Company for repair services hereunder will be paid in accordance with the TERMS OF PAYMENT clause.

RETURN GOODS MATERIAL

Company may return Material that was either (1) never shipped by Company; or (2) never installed by Company (hereafter referred to as RGM). Such RGM will be returned to Supplier for repair, upgrade or refurbishment. Supplier shall, within seven (7) days receipt of any such Material, evaluate the extent of reconditioning required to upgrade and re-warrant Material and provide a written cost estimate for such RGM services to Company. If Company accepts Supplier's cost estimate then Company shall issue a purchase order for the completion by Supplier of RGN services. RGM MATERIAL returned by Supplier shall be warranted as set forth in the WARRANTY CLAUSE.

Any invoice originated by Supplier for RGM repair services must by clearly identified as such, and must contain: (1) a reference to Company's purchase order for these (RGM) services, and (2) a description of repairs made by Supplier. Further, the provisions of the INVOICING and SHIPPING clauses, other than provisions relating to transportation charges with respect to MATERIAL repaired under warranty, shall apply to Supplier's return to Company of repaired MATERIAL.

SPECIFICATIONS OR DRAWINGS - Technical Specification No. WP-92066 Iss. 2.3 dated 4/22/98, and KS-24019 Iss. 2.1 dated 10/14/96; copies of which are in Suppliers possession, and as may be changed from time to time with Supplier's written approval; are hereby made a part of this Agreement.

Any proposed changes to the Technical Specifications shall require written approval of Company. Supplier shall provide Company with at least sixty (60) days prior written notice of any change proposed to be made by Supplier in the MATERIAL furnished pursuant to Technical Specifications.

If Company, in its sole discretion, does not agree to the change proposed by Supplier, then in addition to all other rights and remedies at law or equity or otherwise, and without any cost to or liability or obligation of Company, Company shall have the right to terminate this Agreement and to terminate any or all purchase orders for MATERIAL affected by such change.

Supplier agrees to continue to Supply MATERIAL to Company pursuant to the Technical Specifications for the term of the Agreement. If Supplier is unable to continue to thus supply or discontinues manufacture of MATERIAL, Company shall be entitled to one (1) years advance notice.

SECTION HEADINGS

The headings of the clauses in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement.




SERVICE

Company intends to monitor the delivery performance of each Supplier via special performance reports. It should be noted that Company shall interpret delivery to the carrier at the designated time as outlined in DTS-POC; or arrival at the final destination at the specified time to Company's dock in the event premium transportation is utilized. Company's requirement is that Supplier will maintain an average percent received to required date of 100% all DTS and Consignment items; and 95% for all other parts; as shown in the monthly rating provided to Supplier by Company.

Supplier is expected to make every reasonable effort to deliver material in accordance with Company's required delivery schedule as contained in Company's orders, and as the delivery schedule may be subsequently modified by Company. Supplier is also expected to communicate to Company any foreseeable change to Supplier's acknowledged delivery schedule. Supplier's compliance with the foregoing expectations will not relieve Supplier of the minimum service requirements established in the preceding paragraph.

If Supplier advises Company that it will be unable to meet acknowledged delivery dates, and Company elects to call for expedited shipments, Supplier is responsible for any premium transportation costs required to deliver the requested material to Company by the Due Date indicated on the replenishment request.

SUPPLIER COMMITMENT DOCK TO SHOP

Supplier shall maintain an inventory of finished Dock-to-Shop Material equivalent to weeks specified in Attachment A for the then current forecast. A minimum amount of finished goods shall be kept on Company premises. This minimum amount will be specified by the Supply Line Engineer for each comcode and will not exceed the Supplier's finished goods inventory requirement as stated above. Supplier shall also maintain work in process and/or raw material and components in the aggregate sufficient to manufacture such Dock-to-Shop Material equivalent to the weeks specified in Attachment A, for the current forecast. Supplier shall provide status reports to Company of current inventory levels at Company's request.

In addition to the above obligations, in a given four (4) week period, Supplier commits to providing an additional amount of material, if necessary, equal to 25% of the total of weeks 1-4 of the then current forecast. Also, given a four
(4) week notice, Supplier shall deliver a sustained increase of up to 25% of the average weekly demand of the then current forecast. Supplier shall deliver any additional amount of material over and above the then current forecast provided that Supplier is given at least eight (8) weeks notice up to the capacity of 1000 Rubidium Oscillators per week; that includes the ability to produce 750 RFTG & RFTGm products in any combination. Capacity increase above these amounts requires a minimum of four (4) months notification.


TERMINATION

Company may terminate this Agreement in whole or part by giving Supplier at least sixty (60) days prior written notice. Prices for any work remaining with Supplier under this Agreement terminated in part may be adjusted to fairly reflect Supplier's costs resulting from work withdrawn. Upon termination, Company shall pay Supplier all amounts due for services and material provided by Supplier to Company under this Agreement up to and including the effective date of termination. Such payment shall constitute a full and complete discharge of Company's obligations under this Agreement.

TERMINATION OF PURCHASE ORDER - Company may at any time terminate any or all purchase orders placed by Company under this Agreement. Unless otherwise specified in this Agreement, Company's liability to Supplier with respect to such terminated purchase order or orders shall be limited to: (1) Supplier's purchase price of all components for the material (not usable in Supplier's other operations or salable to Supplier's other customers), plus (2) the actual costs incurred by Supplier in procuring and manufacturing material (not usable in Supplier's other operations or salable to Supplier's other customers) in process at the date of the notice of termination; less (3) any salvage value thereof. However, no such termination charges shall be payable if within sixty
(60) days after notice of termination material equivalent in kind to that being terminated is ordered by Company from Supplier. If requested, Supplier agrees to substantiate such costs with proof satisfactory to Company.

TRAINING - If requested by Company, Supplier will, without charge to Company:
(a) provide instructors and the necessary instructional material of Supplier's standard format to train Company's personnel in the installation, planning and practices, operation, maintenance, and repair of material furnished under this Agreement with these classes to be conducted at reasonable intervals at locations agreed upon by Supplier and Company; or, at the option of Company (b) provide to Company training modules or manuals and any necessary assistance, covering those areas of interest outlined in (a) of this clause, sufficient in detail, format, and quantity to allow Company to develop and conduct a training program.

YEAR 2000 WARRANTY - With respect to all Material, Equipment, Services and Software provided to Company under this Agreement, Supplier warrants to Company and its customers that: (i) the operation of such deliverables on or after January 1, 2000, without limitation as to date, shall in no way be different from their operation prior to that date; and (ii) such deliverables will be able to process, store, record and present data containing dates in the Year 2000, and thereafter without limitation as to date, in the same manner as data containing dates prior to the Year 2000. Supplier further warrants that to the extent its internal systems impact its relationship with Company, such systems also comply with the foregoing warranties. Upon request by Company, Supplier agrees to: (i) provide written certification of the foregoing warranties to Company and its customers; and (ii) allow Company to reasonably verify compliance with these warranties subject to the terms of the "Audits" provision of this Agreement.

WARRANTY-EXTENDED

In addition to the warranty in this Agreement, Supplier warrants to Company and Company's customers that the material furnished will perform properly for a period of three (3) years following acceptance by Company. Additionally, Part 407658269 will be warranted four (4) years from the date of manufacture.

WORK DONE BY OTHERS

If any part of the Work is dependent upon work done by others, Supplier shall inspect, and promptly report to Company's Representative any defect that renders such other work unsuitable for Supplier's proper performance. Supplier's silence shall constitute approval of such other work as fit, proper and suitable for Supplier's performance of the Work

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


AGREED:


Datum Inc.                                   Lucent Technologies Inc.

By:     [SIG]                                By:     [SIG]
        -------------------------                    -------------------------

Title:  President and CEO                    Title:  GPO VP
        -------------------------                    -------------------------

Date:   July 2, 1998                         Date:   June 24, 1998
        -------------------------                    -------------------------

                                                             Contract H011980069


                                 ATTACHMENT "A"

Comcode       Description    Price/Ea.  Consignment/   Finished        Work in
                                [*]     Demand-Pull/    Goods        Process (A)
                                        Dock-to-Shop   (Weeks)         (Weeks)
-------       ------------   ---------  ------------   --------      -----------
407575638     WP-92066 L13     [*]      Consignment    2 Through 5   6 Through 12
407575646     WP-92066 L14     [*]      Consignment    2 Through 5   6 Through 12
407575653     WP-92066 L15     [*]      Consignment    2 Through 5   6 Through 12
407549724     WP-92066 L11     [*]      Demand Pull    2 Through 5   6 Through 12
407549732     WP-92066 L12     [*]      Demand Pull    2 Through 5   6 Through 12
407232156     WP-92066 L9      [*]      Consignment    2 Through 5   6 Through 12
407232164     WP-92066 L10     [*]      Consignment    2 Through 5   6 Through 12

407658269[*]  KS-24019 L1B     [*]      Consignment    2 Through 5   6 Through 12
407530039     KS-24019 L102A   [*]      Demand Pull    2 Through 5   6 Through 12
407658244     KS-24019 L104B   [*]      Demand Pull    2 Through 5   6 Through 12

407530021     KS-24019 L4A     [*]      Consignment    2 Through 5   6 Through 12
407530062     KS-24019 L105A   [*]      Consignment    2 Through 5   6 Through 12
407530088     KS-24019 L106A   [*]      Consignment    2 Through 5   6 Through 12
407870005     KS-24019 L5      [*]      Consignment    2 Through 5   6 Through 12

407921386     KS-24019 L6      [*]      Consignment    2 Through 5   6 Through 12
              RFTGmill



407575638     WP-92066 L13     [*]      Consignment    2 Through 5   6 Through 12
407575646     WP-92066 L14     [*]      Consignment    2 Through 5   6 Through 12
407575653     WP-92066 L15     [*]      Consignment    2 Through 5   6 Through 12
407549724     WP-92066 L11     [*]      Demand Pull    2 Through 5   6 Through 12
407549732     WP-92066 L12     [*]      Demand Pull    2 Through 5   6 Through 12
407232156     WP-92066 L9      [*]      Consignment    2 Through 5   6 Through 12
407232164     WP-92066 L10     [*]      Consignment    2 Through 5   6 Through 12

407658269     KS-24019 L1B     [*]      Consignment    2 Through 5   6 Through 12
407530039     KS-24019 L102A   [*]      Demand Pull    2 Through 5   6 Through 12
407658244     KS-24019 L104B   [*]      Demand Pull    2 Through 5   6 Through 12

407530021     KS-24019 L4A     [*]      Consignment    2 Through 5   6 Through 12
407530062     KS-24019 L105A   [*]      Consignment    2 Through 5   6 Through 12
407530088     KS-24019 L106A   [*]      Consignment    2 Through 5   6 Through 12
407870005     KS-24019 L5      [*]      Consignment    2 Through 5   6 Through 12

407921386     KS-24019 L6      [*]      Consignment    2 Through 5   6 Through 12
              RFTGmill



407575638     WP-92066 L13     [*]      Consignment    2 Through 5   6 Through 12
407575646     WP-92066 L14     [*]      Consignment    2 Through 5   6 Through 12
407575653     WP-92066 L15     [*]      Consignment    2 Through 5   6 Through 12
407549724     WP-92066 L11     [*]      Demand Pull    2 Through 5   6 Through 12
407549732     WP-92066 L12     [*]      Demand Pull    2 Through 5   6 Through 12
407232156     WP-92066 L9      [*]      Consignment    2 Through 5   6 Through 12
407232164     WP-92066 L10     [*]      Consignment    2 Through 5   6 Through 12

407658269     KS-24019 L1B     [*]      Consignment    2 Through 5   6 Through 12
407530039     KS-24019 L102A   [*]      Demand Pull    2 Through 5   6 Through 12
407658244     KS-24019 L104B   [*]      Demand Pull    2 Through 5   6 Through 12

407530021     KS-24019 L4A     [*]      Consignment    2 Through 5   6 Through 12
407530062     KS-24019 L105A   [*]      Consignment    2 Through 5   6 Through 12
407530088     KS-24019 L106A   [*]      Consignment    2 Through 5   6 Through 12
407870005     KS-24019 L5      [*]      Consignment    2 Through 5   6 Through 12

407921386     KS-24019 L6      [*]      Consignment    2 Through 5   6 Through 12
              RFTGmill

------------------
(A) Raw Material - In addition to Finished Goods and Work in Process; Company will Commit to purchase a total of 1000 Rubidium Physics packages in the event of Termination

[*]  Omitted pursuant to Rule 24b-2.

                                                             Contract H011980069

                                  ATTACHMENT B

Current   Replacement      Datum              Next             Datum
Comcode     Product      Engineering       Replacement      Engineering
              *          Prototypes          Product        Prototypes
                         Complete by                        Complete by
-------   -----------    ---------------   -----------      -----------

407575646    [*]         October 1, 1998   None Scheduled   Not Applicable
407575653    [*]         October 1, 1998   None Scheduled   Not Applicable
407575638    [*]         October 1, 1998   None Scheduled   Not Applicable
407549724    [*]         October 1, 1998   None Scheduled   Not Applicable
407549732    [*]         October 1, 1998   None Scheduled   Not Applicable

407232156    [*]         Complete 1997     RFG-m-X          October 1, 1998
407232164    [*]         Complete 1997     RFG-m-X          October 1, 1998


407530039    [*]         May 1, 1998       RFTG-m-XX        February 1, 1999

407658244    [*]         May 1, 1998       RFTG-m-XX        February 1, 1999

407530021    [*]         August 1, 1998    RFTG-m-XX        February 1, 1999
407530062    [*]         August 1, 1998    RFTG-m-XX        February 1, 1999
407530088    [*]         August 1, 1998    RFTG-m-XX        February 1, 1999
407870005    [*]         August 1, 1998    RFTG-m-XX        February 1, 1999



------------------
[*]  Column data omitted pursuant to Rule 24b-2.

ASSIGNMENT - Supplier shall not assign any right or interest under this Agreement (excepting solely for moneys due or to become due) without the prior written consent of Company. Supplier shall be responsible to Company for all Work performed by Supplier's subcontractor(s) at any tier.

CHOICE OF LAW - This Agreement and all transactions under it shall be governed by the laws of the State of New Jersey excluding its choice of laws rules and excluding the Convention for the International Sale of Goods. Supplier agrees to submit to the jurisdiction of any court wherein an action is commenced against Company based on a claim for which Supplier has agreed to indemnify Company under this Agreement.

COMPLIANCE WITH LAWS - Supplier and all persons furnished by Supplier shall comply at their own expense with all applicable laws, ordinances, regulations and codes, including the identification and procurement of required permits, certificates, licenses, insurance, approvals and inspections in performance under this Agreement.

ENTIRE AGREEMENT - This Agreement shall incorporate the typed or written provisions on Company's orders issued pursuant to this Agreement and shall constitute the entire agreement between the parties with respect to the subject matter of this Agreement and the order(s) and shall not be modified or rescinded, except by a writing signed by Supplier and Company. Printed provisions on the reverse side of Company's orders (except as specified otherwise in this Agreement) and all provisions on Supplier's forms shall be deemed deleted. Estimates or forecasts furnished by Company shall not constitute commitments. The provisions of this Agreement supersede all contemporaneous oral agreements and all prior oral and written communications and understandings of the parties with respect to the subject matter of this Agreement.

FORCE MAJEURE - Neither party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by fire, flood, strike, civil, governmental or military authority, act of God, or other similar causes beyond its control and without the fault or negligence of the delayed or nonperforming party or its subcontractors. Supplier's liability for loss or damage to Company's material in Supplier's possession or control shall not be modified by this clause. When a party's delay or non-performance continues for a period of at least fifteen (15) days, the other party may terminate, at no charge, this Agreement or an order under the Agreement.

HEAVY METALS AND/OR CFC IN PACKAGING - Supplier warrants to Company that no lead, cadmium, mercury or hexavalent chromium have been intentionally added to any packaging or packaging component (as defined under applicable laws) to be provided to Company under this Agreement and that packaging materials were not manufactured using and do not contain chlorofluorocarbons. Supplier further warrants to Company that the sum of the concentration levels of lead, cadmium, mercury and hexavalent chromium in the package or packaging component provided to Company under this Agreement does not exceed 100 parts per million. Upon request, Supplier shall provide to Company Certificates of Compliance certifying that the packaging and/or packaging components provided under this Agreement are in compliance with the requirements set forth above in this clause.

IDENTIFICATION - Supplier shall not, without Company's prior written consent, engage in publicity related to this Agreement, or make public use of any Identification in any circumstances related to this Agreement. "Identification" means any semblance of any trade name, trademark, service mark, insignia, symbol, logo, or any other designation or drawing of Lucent Technologies, AT&T Corp., or their affiliates. Supplier shall remove or obliterate any Identification prior to any use or disposition of any material rejected or not purchased by Company.

IMPLEADER - Supplier shall not implead or bring an action against Company based on any claim by any person for personal injury or death to an employee of Company for which Company has previously paid or is obligated to pay worker's compensation benefits to such employee or claimant and for which such employee or claimant could not otherwise bring legal action against Company.

INDEMNITY - At Company's request, Supplier agrees to indemnify, defend and hold harmless Company, its affiliates, customers, employees, successors and assigns (all referred to as "Company") from and against any losses, damages, claims, fines, penalties and expenses (including reasonable attorney's fees) that arise out of or result from: (1) injuries or death to persons or damage to property, including theft, in any way arising out of or caused or alleged to have been caused by the Work or services performed by, or material provided by Supplier or persons furnished by Supplier; (2) assertions under Workers' Compensation or similar acts made by persons furnished by Supplier; or (3) any failure of Supplier to perform its obligations under this Agreement.

INFRINGEMENT - Supplier shall indemnify and save harmless Company, its affiliates and their customers, officers, directors, and employees (all referred to in this clause as "Company") from and against any losses, damages, liabilities, fines, penalties, and expenses (including reasonable attorneys' fees) that arise out of or result from any and all claims (1) of infringement of any patent, copyright, trademark or trade secret right, or other intellectual property right, private right, or any other proprietary or personal interest, and (2) related by circumstances to the existence of this Agreement or performance under or in contemplation of it (an Infringement Claim). If the Infringement Claim arises solely from Supplier's adherence to Company's written instructions regarding services or tangible or intangible goods provided by Supplier (items) and if the Items are not (1) commercial items available on the open market or the same as such items, or (2) items of Supplier's designated origin, design or selection, Company shall indemnify Supplier. Company or Supplier (at Company's request) shall defend or settle, at its own expense any demand, action or suit on any Infringement Claim for which it is indemnitor under the preceding provisions and each shall timely notify the other of any assertion against it of any Infringement Claim and shall cooperate in good faith with the other to facilitate the defense of any such Claim

INSURANCE - Supplier shall maintain and cause Supplier's subcontractors to maintain during the term of this Agreement: (1) Workers' Compensation insurance as prescribed by the law of the state or nation in which the Work is performed;
(2) employer's liability insurance with limits of at least $500,000 for each occurrence; (3) automobile liability insurance if the use of motor vehicles is required, with limits of at least $1,000,000 combined single limit for bodily injury and property damage per occurrence; (4) Commercial General Liability ("CGL") insurance, ISO 1988 or later occurrence form of insurance, including Blanket Contractual Liability and Broad Form Property Damage, with limits of at least $1,000,000 combined single limit for bodily injury and property damage per occurrence; and (5) if the furnishing to Company (by sale or otherwise) or material or construction services is involved, CGL insurance endorsed to include products liability and completed operations coverage in the amount of $5,000,000 per occurrence. All CGL and automobile liability insurance shall designate Lucent Technologies Inc., its affiliates, and its directors, officers and employees (all referred to as "Company") as additional insured. All such insurance must be primary and non-contributory and required to respond and pay prior to any other insurance or self-insurance available. Any other coverage available to Company shall apply on an excess basis. Supplier agrees that Supplier, Supplier's insurer(s) and anyone claiming by, through, under or in Supplier's behalf shall have no claim, right of action or right of subrogation against Company and its customers based on any loss or liability insured against under the foregoing insurance. Supplier and Supplier's subcontractors shall furnish prior to the start of Work certificates or adequate proof of the foregoing insurance, including if specifically requested by Company, endorsements and policies. Company shall be notified in writing at least thirty
(30) days prior to cancellation of or any change in the policy. Insurance companies providing coverage under this Agreement must be rated by A-M Best with at least an A-rating.

INVOICING FOR GOODS - Supplier shall: (1) render original invoice, or as otherwise specified in this Agreement, showing Agreement and order number, through routing and weight; (2) render separate invoices for each shipment within twenty-four (24) hours after shipment; and (3) mail invoices with copies of bills of lading and shipping notices to the address shown on this Agreement or order. If prepayment of transportation charges is authorized, Supplier shall include the transportation charges from the FOB point to the destination as a separate item on the invoice stating the name of the carrier used.

MEDIATION - If a dispute relates to this Agreement, or its breach, and the parties have not been successful in resolving such dispute through negotiation, the parties agree to attempt to resolve the dispute through mediation by submitting the dispute to a sole mediator selected by the parties or, at any time at the option of a party, to mediation by the American Arbitration Association ("AAA"). Each party shall bear its own expenses and an equal share of the expenses of the mediator and the fees of the AAA. All defenses based on passage of time shall be suspended pending the termination of the mediation. Nothing in this clause shall be construed to preclude any party from seeking injunctive relief in order to protect its rights pending mediation.

PAYMENT TERMS - Invoices shall be paid in accordance with the terms in this Agreement, and due dates for payment shall be computed form the date of receipt of invoices by the Company.

RIGHT OF ENTRY - Each party shall have the right to enter the premises of the other party during normal business hours with respect to the performance of this Agreement including an inspection or a Quality Review, subject to all plant rules and regulations, clearances, security regulations and procedures as applicable. Each party shall provide safe and proper facilities for such purposes.

SHIPPING - Supplier shall: (1) ship the material covered by this Agreement or order complete unless instructed otherwise; (2) ship to the destination designated in the Agreement or order; (3) ship according to routing instructions given by Company; (4) place the Agreement and order number on all subordinate documents; (5) enclose a packing memorandum with each shipment and, when more than one package is shipped, identify the package containing the memorandum; and
(6) mark the Agreement and order number on all packages and shipping papers. Adequate protective packing shall be furnished at no additional charge. Shipping and routing instructions may be furnished or altered by Company without a writing. If Supplier does not comply with the terms of the FOB clause of this Agreement or order or with Company's shipping or routing instructions, Supplier authorizes Company to deduct from any invoice of Supplier (or to charge back to Supplier), any increased costs incurred by Company as a result of Supplier's noncompliance.

SOFTWARE LICENSE GRANT - Except as stated otherwise in this order, Company shall have a world-wide, non-exclusive, royalty-free, perpetual, transferable license to use, reproduce and sublicense all software furnished to Company by Supplier under this Agreement. Company will not reverse compile or disassemble the software, nor will Company reproduce the software for the purpose of furnishing it to others.

SUPPLIER'S INFORMATION - Supplier shall not provide under, or have provided in contemplation of, this Agreement any idea, data, program, technical, business or other intangible information, however conveyed, or any document, print, tape, disc, semiconductor memory or other information-conveying tangible article, unless Supplier has the right to do so, and Supplier shall not view any of the foregoing as confidential or proprietary.

SURVIVAL OF OBLIGATIONS - The obligations of the parties under this Agreement, which by their nature would continue beyond the termination, cancellation or expiration of this Agreement, shall survive termination, cancellation or expiration of this Agreement.

TAXES - Company shall reimburse Supplier only for the following tax payments with respect to transactions under this Agreement unless Company advises Supplier that an exemption applies: state and local sales and use taxes, as applicable. Taxes payable by Company shall be billed as separate items on Supplier's invoices and shall not be included in Supplier's prices. Company shall have the right to have Supplier contest any such taxes that Company deems improperly levied at Company's expense and subject to Company's direction and control.

TITLE AND RISK OF LOSS - Title and risk of loss and damage to material purchased by Company under this Agreement shall vest in Company when the material has been delivered at the FOB point. If this Agreement or an order issued pursuant to this Agreement calls for additional services to be performed after delivery, Supplier shall retain title and risk of loss and damage to the material until the additional services have been performed. If Supplier is authorized to invoice Company for material upon shipment or prior to the performance of additional services, title to material shall vest in Company upon payment of the invoice, but risk of loss and damage shall pass to Company when the additional services have been performed.

USE OF INFORMATION - Supplier shall view as Company's property any idea, data, program, technical, business or other intangible information, however conveyed, and any document, print, tape, disc, tool, or other tangible information-conveying or performance-aiding article owned or controlled by Company, and provided to, or acquired by, Supplier under or in contemplation of this Agreement (Information). Supplier shall, at no charge to Company, and as Company directs, destroy or surrender to Company promptly as its request any such article or any copy of such Information. Supplier shall keep Information confidential and use it only in performing under this Agreement and obligate its employees, subcontractors and others working for it to do so, provided that the foregoing shall not apply to information previously known to Supplier free of obligation, or made public through no fault imputable to Supplier.

WARRANTY - Supplier warrants to Company and its customers that material furnished will be new, merchantable, free from defects in design, material and workmanship and will conform to and perform in accordance with the specifications, drawings and samples. These warranties extend to the future performance of the material and shall continue for the longer of (a) the warranty period applicable to Company's sales to its customers of the material or of products which incorporate the material, (b) one year after the material is accepted by Company or (c) such greater period as may be specified elsewhere in this Agreement. Supplier also warrants to Company and its customers that services will be performed in a first class, workmanlike manner. If material furnished contains manufacturers' warranties, Supplier hereby assigns such warranties to Company and its customers. All warranties shall survive inspection, acceptance and payment. Material or services not meeting the warranties will be, at Company's option, returned for or subject to refund, repaired, replaced or reperformed by Supplier at no cost to Company or its customers and with transportation costs and risk of loss and damage in transit borne by Supplier. Repaired and replacement material shall be warranted as set forth above in this clause.